                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    /X/  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                         ZYCAD CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  No fee required.
/X/  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         $125.00
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                                     [LOGO]

                               ZYCAD CORPORATION
                             47100 Bayside Parkway
                           Fremont, California 94538

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                                 JULY 10, 1997

                            ------------------------

TO THE STOCKHOLDERS:

    NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Zycad Corporation (the "Company"), a Delaware corporation, will be held on Thursday, July 10, 1997 at 3:30 p.m., Pacific Daylight Time, at the Company's principal executive offices at 47100 Bayside Parkway, Fremont, California, for the following purposes:

    1. To amend the Certificate of Incorporation of the Company to increase the number of shares of authorized Common Stock from 40,000,000 shares to 50,000,000 shares.

    2. To authorize the issuance of 20% or more of the Company's outstanding common stock upon conversion of the Series A-1 through A-5 Convertible Preferred Stock and related stock warrants.

    3. To amend the Certificate of Incorporation of the Company by changing the name of the Company to GateField Corporation.

    4. To transact such other business as may properly come before the meeting or any adjournment thereof.

    Only stockholders of record at the close of the business on June 4, 1997 are entitled to notice of and to vote at the meeting and at any continuation or adjournment thereof.

    All stockholders are cordially invited to attend the meeting in person. However, to ensure your representation at the meeting, you are urged to vote, sign, date and return the enclosed proxy as promptly as possible in the postage-paid envelope enclosed for that purpose.

    Any stockholder attending the meeting may vote in person even if he or she has returned a proxy.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Douglas E. Klint
                                          CORPORATE SECRETARY

Fremont, California
June 20, 1997

                             YOUR VOTE IS IMPORTANT
IN ORDER TO ASSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

                               ZYCAD CORPORATION
                                PROXY STATEMENT
                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

    The enclosed proxy is solicited on behalf of the Board of Directors of Zycad Corporation, a Delaware corporation ("Zycad" or the "Company"), for use at the Special Meeting of Stockholders to be held Thursday, July 10,1997 at 3:30 p.m., Pacific Daylight Time, and at any adjournment thereof. The Special Meeting will be held at Zycad's principal executive offices, 47100 Bayside Parkway, Fremont, California 94538. The Company's telephone number at this address is (510) 623-4400.

    The Company intends to mail this Proxy Statement to Stockholders on or about June 18, 1997.

BACKGROUND

    The Company currently has 40,000,000 shares of common stock authorized. The purpose of this Proxy Statement is to request an increase in the number of authorized shares of common stock to 50,000,000 shares. This action is necessary for the following reasons: 1) The Company issued $3,500,000 debentures in February 1997 (the "Debentures") which were converted into Series A-1 through A-5 Convertible Preferred Stock (the "Preferred Stock") and Warrants to purchase $1,500,000 in stated amount of Preferred Stock. The Preferred Stock is convertible into common stock at a discount to current market price of the Company's common stock ranging from 19.8% to 24.8% depending on the date of the conversion. In the worst case, if the stock is trading at or below current prices and the Preferred Stock is converted, the Company would need at least an additional 2,700,000 shares beyond the 5,044,680 shares that can be issued to avoid a default due to a conversion deficiency. The 5,044,680 shares represent approximately 19.9% of the Company's issued and outstanding shares of Common Stock. Under Nasdaq Stock Market rules, stockholder approval is required if 20% or more of outstanding shares are issued in a transaction. 2) The Company needs to have sufficient shares available to issue securities to finance the Company's working capital needs if necessary in late 1997. 3) Also, additional shares may be used for other needs of the Company, such as acquisitions and other such transactions.

    IT MUST BE EMPHASIZED THAT THESE ADDITIONAL SHARES OF COMMON STOCK ARE REQUIRED TO KEEP THE COMPANY FROM FURTHER DEFAULTING IN ITS OBLIGATION TO THE HOLDERS OF THE PRTEFERRED STOCK TO MAINTAIN SUFFICIENT CONVERSION SHARES. THIS DEFAULT HAS INCREASED THE PREMIUM PAYABLE ON THE PREFERRED STOCK FROM 6% TO 11% AND WILL INCREASE AN ADDITIONAL 3% EVERY 30 DAYS AFTER JULY 15, 1997 THAT THE STOCKHOLDERS FAIL TO APPROVE THE PROPOSALS SET FORTH IN THIS PROXY STATEMENT. IN ADDITION THIS DEFAULT COULD RESULT IN A REQUIREMENT THAT THE PREFERRED STOCK BE REDEEMED. Accordingly, management recommends a vote in favor of increasing the number of shares of common stock from 40,000,000 to 50,000,000 shares and authorizing the issuance of more than 20% of the Company's outstanding common stock upon conversion of the Preferred Stock and related stock warrants.

RECORD DATE AND SHARES OUTSTANDING

    Stockholders of record at the close of business on June 4, 1997 (the "Record Date") are entitled to notice of and to vote at the meeting. At the Record Date, 27,762,775 shares of the Company's Common Stock ("Common Stock"), $.10 par value, were issued and outstanding. The closing price of the Common Stock on the Record Date, as reported by the Nasdaq National Market, was $.78 per share.

REVOCABILITY OF PROXIES

    Any person giving a proxy in the form accompanying this Proxy Statement has the power to revoke it any time before it is exercised. It may be revoked by filing with the Corporate Secretary of the Company at the Company's principal executive office, 47100 Bayside Parkway, Fremont, California 94538, an instrument of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person.

VOTING AND SOLICITATION

    On each matter being presented at the Special Meeting, stockholders are entitled to one vote for each share of Common Stock held.

    The Company will bear the entire cost of solicitation, including preparation, assembly, printing and mailing of this Proxy Statement, the proxy card and any additional material furnished to stockholders. The solicitation of proxies by mail may be supplemented by telephone, telegram, video or personal solicitation by directors, officers or employees of the Company. No additional compensation will be paid to these persons for any such services. In addition, The Company has retained the services of Beacon Hill Partners, Inc. as a paid solicitor to solicit proxies for an estimated fee of $3,500 plus out-of-pocket expenses. The Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Except as described above, the Company does not intend to solicit proxies other than by mail.

QUORUM; ABSTENTIONS; BROKER NON-VOTES

    The required quorum for the transaction of business at the Special Meeting is a majority of the shares of Common Stock issued and outstanding on the Record Date (excluding treasury stock). Shares that are voted "FOR", "AGAINST" or "WITHHELD FROM" a matter are treated as being present at the meeting for purposes of establishing a quorum and are also treated as votes eligible to cast by the Common Stock present in person or represented by proxy at the Special Meeting and "entitled to vote on the subject matter" (the "Votes Cast") with respect to such matter.

    While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions, the Company believes that abstentions should be counted for purposes of determining both the presence or absence of a quorum for the transaction of business and the total number of Votes Cast with respect to a particular matter. In the absence of controlling precedent to the contrary, the Company intends to treat abstentions in this manner. Accordingly, an abstention has the same effect as a vote against a proposal. In a 1988 Delaware case, BERLIN V. EMERALD PARTNERS, the Delaware Supreme Court held that, while broker non-votes should be counted for purposes of determining the presence or absence of a quorum for the transaction of business, broker non-votes with respect to proposals such as those set forth in this Proxy Statement should not be considered "Votes Cast" and, accordingly, will not affect the determination as to whether the requisite majority of Votes Cast has been obtained with respect to a particular matter other than the amendment of the Certificate of Incorporation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of the Record Date (I) by each person known by the Company to own beneficially more than five percent (5%) of the Company's Common Stock, (ii) by each of the Company's directors, (ii) by each of the executive officers named in the Summary Compensation Table, and (iv) by all executive officers and directors of the Company as a group.

                   SHARES OF COMMON STOCK BENEFICIALLY OWNED

                                                                                                    APPROXIMATE PERCENT
NAME                                                                                 AMOUNT OWNED          OWNED
----------------------------------------------------------------------------------  --------------  -------------------
Phillips W. Smith.................................................................       508,293               1.8%

James Fiebiger....................................................................        45,000(1)          *

Benjamin Huberman.................................................................       110,000(2)          *

Douglas E. Klint..................................................................         2,500(3)          *

Charles R. Olson (4)..............................................................            --             *

Horst G. Sandfort.................................................................        57,595(5)          *

All directors and executive officers as a group (6 persons).......................       723,388(6)            2.6%

------------------------

 *  Less than (1) percent.

(1) Represents 30,000 shares subject to warrants held by Dr. Fiebiger that are exercisable within 60 days of the Record Date.

(2) Includes 80,000 shares subject to warrants held by Mr. Huberman that are exercisable within 60 days of the Record Date.

(3) Represents 2,500 shares subject to options held by Mr. Klint that are exercisable within 60 days of the Record Date.

(4) Mr. Olson has resigned from the Company.

(5) Represents 57,595 shares subject to options held by Mr. Sandfort that are exercisable within 60 days of the Record Date.

(6) Includes 170,095 share subject to options and warrants held by four persons that are exercisable within 60 days of the Record Date.

DIRECTOR COMPENSATION

    Members of the Board of Directors who are not employees of the Company receive a retainer of $2,500 per quarter plus a fee of $1,000 for attendance at each Board and Board Committee meeting and are reimbursed for their expenses in attending meetings of the Board of Directors. On September 10, 1990, Mr. Huberman received warrants from the Company entitling him to purchase 50,000 shares of the Company's Common Stock at an exercise price of $1.00 per share, the then market value. The warrants granted on September 10, 1990, did not become exercisable until six months from the issue date (sixth month anniversary date), at which time these warrants became exercisable for 16.6% of such shares and became exercisable cumulatively as to 2.78% of such shares on the seventh month anniversary date and on each monthly anniversary date thereafter. On August 16, 1993, Mr. Huberman received additional warrants from the Company entitling him to purchase 30,000 shares of the Company's Common Stock at an exercise price of $2.06 per share, the then market value. These warrants become exercisable cumulatively for 10,000 shares on each yearly anniversary date. On February 4, 1994, Dr. Fiebiger received warrants from the Company entitling him to purchase 50,000 shares of the Company's Common Stock at an exercise price of $3.63 per share, the then market value. These warrants become exercisable for 10,000 shares on each yearly anniversary date. All warrants expire eight years after their respective issue dates or 90 days after resignation from the Board of Directors, whichever occurs first.

                                  PROPOSAL ONE

        AMENDMENT TO CERTIFICATE OF INCORPORATION TO INCREASE NUMBER OF
                       AUTHORIZED SHARES OF COMMON STOCK

    The Certificate of Incorporation of the Company, as currently in effect, provides that authorized capital stock shall consist of 40,000,000 shares of Common Stock, $0.10 par value, and 2,000,000 shares of Preferred Stock. The proposed amendment would increase the number of shares of Common Stock authorized for issuance by 10,000,000 to a total of 50,000,000 shares. As more fully described below, the proposed amendment is needed to provide the Company with enough shares to avoid further default under its the documents under which the Preferred Stock was issued due to a conversion deficiency and the flexibility to meet its future needs for unreserved Common Stock.

    The stockholders are being asked to approve such amendment to the Certificate of Incorporation. The proposed amendment would give the Board the authority to issue additional shares of Common Stock without requiring future stockholder approval of such issuances, except as may otherwise be required by applicable law.

REASONS FOR THE PROPOSED AMENDMENT

    The Company's number of authorized shares of Common Stock is 40,000,000. As of June 4, 1997, 27,762,775 shares of the Common Stock were issued and outstanding; 130,000 shares were reserved for issuance upon exercise of certain stock warrants; 3,981,721 shares were reserved for issuance under the Company's employee stock option plans; 200,000 shares were reserved for issuance under the 1995 Directors Plan; 1,721,407 shares were reserved for conversion of the $1.2 million balance of the Company's outstanding $10 million Debentures and accompanying Stock Warrants; 6,044,680 shares were reserved for conversion of the Company's Convertible Preferred Stock Series A-1 through A-5 and accompanying stock warrants; and 159,417 shares were reserved for issuance under the Company's Employee Stock Purchase Plan; leaving no shares of Common Stock available for future issuance. The number of shares reserved for conversion of the $1.2 million balance of the $10 million Debentures and the Convertible Preferred Stock and accompanying stock warrants is not adequate at current stock prices and has resulted in a conversion deficiency.

    The Company's Board of Directors believes that it is necessary to increase the number of authorized shares of Common Stock to the proposed level in order to prevent a further conversion deficiency for the balance of the $10 million Debentures and the Company's Convertible Preferred Stock Series A-1 through A-5. The Company's Board of Directors also believes that the increased number of shares will be needed in late 1997 to provide financing for the Company and also provide the flexibility to effect other possible actions such as financings, corporate mergers, acquisitions, and for other general corporate purposes. Having such additional authorized Common Stock available for issuance in the future would allow the Board of Directors to issue shares of Common Stock without the delay and expense associated with seeking stockholder approval. Elimination of such delays and expense occasioned by the necessity of obtaining stockholder approval will better enable the Company, among other things, to engage in financing transactions and acquisitions as well as to take advantage of changing market and financial conditions on a more competitive basis as determined by the Board of Directors.

POSSIBLE EFFECTS OF THE AMENDMENT

    If the proposed amendment is approved, the Board of Directors may cause the issuance of additional shares of Common Stock without further vote of stockholders of the Company, except as provided under applicable law. Current holders of Common Stock have no preemptive or similar rights, which means that current stockholders do not have a prior right to purchase any new issue of capital stock of the Company in order to maintain their proportionate ownership thereof.

    The increase in authorized Common Stock will not have any immediate effect on the rights of existing stockholders. To the extent that the additional authorized shares are issued in the future, they will decrease the existing stockholders' percentage equity ownership and, depending on the price at which they are issued, could be dilutive to the existing stockholders.

    In addition, the Board of Directors could use authorized but unissued shares to create impediments to a takeover or a transfer of control of the Company. Accordingly, an effect of the increase in the number of authorized shares of Common Stock may be to deter a future takeover attempt, which holders of Common Stock may deem to be in their best interest or in which holders of Common Stock may be offered a premium for their shares over the market price.

    The Board of Directors is not currently aware of any attempt to take over or acquire the Company. While it may be deemed to have potential anti-takeover effects, the proposed amendment to increase the authorized Common Stock is not prompted by any specific effort or takeover threat currently perceived by management. Moreover, management does not currently intend to propose anti-takeover measures in the foreseeable future.

REQUIRED VOTE; RECOMMENDATION OF THE BOARD OF DIRECTORS

    The affirmative vote of a majority of the shares of Common Stock issued and outstanding on the Record Date will be required to approve the amendment to the Certificate of Incorporation. The effect of an abstention is the same as that of a vote against the proposal. If the proposed amendment to the Certificate of Incorporation is approved by the stockholders, such amendment will become effective upon filing an amendment to the Certificate of Incorporation with the Delaware Secretary of State. If the amendment is authorized, the text of the first paragraph of Article 4 of the Company's Certificate of Incorporation will be amended to read as follows:

    "The corporation is authorized to issue a total of 52,000,000 shares of all classes of stock, of which, 50,000,000 shall be shares of Common Stock with a par value of $0.10 per share and 2,000,000 shall be shares of series Preferred Stock with a par value of $0.10 per share."

    If the proposed amendment to the Certificate of Incorporation is not so approved, the Company's authorized capital stock will not change.

                                  PROPOSAL TWO

               AUTHORIZATION TO ISSUE 20% OR MORE OF OUTSTANDING
                                  COMMON STOCK

REASONS FOR THE PROPOSED AUTHORIZATION

    NASD rules require stockholder approval if 20% or more of the Company's outstanding common stock is issued upon conversion of the Preferred Stock and related stock warrants. The Company can currently issue up to 5,044,680 shares of common stock upon conversion of the Preferred Stock and related stock warrants without stockholder approval, which amount represents 19.9% of the Company's outstanding common stock. At current stock prices and conversion discounts, the Company would need to issue an additional 2,700,000 shares of common stock upon conversion of the Preferred Stock and related stock warrants, which would represent approximately 31% of the Company's outstanding common stock. The Company is unable to issue more than 5,044,680 shares without stockholder approval. If this proposal is not approved the Company would be facing a further default due to a conversion deficiency and the interest rate on the Premium would be increased and the Company could be required to redeem the Preferred Stock.

REQUIRED VOTE; RECOMMENDATION OF THE BOARD OF DIRECTORS.

    The affirmative vote of a majority of the shares of Common Stock issued and outstanding on the Record Date will be required to approve the proposal.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE PROPOSAL TO AUTHORIZE THE ISSUANCE OF MORE THAN 20% OF THE OUTSTANDING COMMON STOCK UPON CONVERSION OF THE PREFERRED STOCK AND RELATED STOCK WARRANTS.

                                 PROPOSAL THREE

      AMENDMENT TO CERTIFICATE OF INCORPORATION TO CHANGE THE NAME OF THE
                       COMPANY TO GATEFIELD CORPORATION.

REASONS FOR THE PROPOSED AMENDMENT

    The Company announced the formation of the GateField Division in April 1995 for the purpose of developing and bringing to market its high density ProASIC (Programmable ASIC) technology and product family. With the recent market success of GateField's ProASIC products and the sale of the Company's LightSpeed business the Company is completing the transition to the GateField business. The Zycad name may be sold with the last of the verification business and it would be appropriate to change the name of the Company to GateField Corporation at that time to more accurately reflect the nature of the Company's business.

REQUIRED VOTE; RECOMMENDATION OF THE BOARD OF DIRECTORS

    The affirmative vote of the shares of Common Stock issued and outstanding on the Record Date will be required to approve the amendment to the Certificate of Incorporation. The effect of an abstention is the same as that of a vote against the proposal. If the proposed amendment to the Certificate of Incorporation is approved, the Stockholders, such amendment will become effective upon filing an amendment to the Certificate of Incorporation with the Secretary of State.

    If the amendment is authorized, the text of Article I of the Company's Certificate of Incorporation will be amended to read as follows:

            "The name of the corporation is GateField Corporation."

    If the proposed amendment to the Certificate of Incorporation is not so approved, the Company's name will not change.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION CHANGING THE NAME OF THE COMPANY TO GATEFIELD CORPORATION.

OTHER BUSINESS

    The Board of Directors knows of no other business that will be presented for consideration at the meeting. If other matters are properly brought before the meeting, however, it is the intention of the persons named in the accompanying proxy to vote the shares of represented thereby on such matters in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS

Douglas E. Klint
Secretary

FREMONT, CALIFORNIA
June 20, 1997

                                                                      2100-PS-97

                             ZYCAD CORPORATION
                           47100 BAYSIDE PARKWAY
                             FREMONT, CA 94538

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The Undersigned stockholder of Zycad Corporation, A Delaware corporation (the "Company"), hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and Proxy Statement, each dated June 20, 1997, and hereby appoints Phillips W. Smith and Douglas E. Klint, and each of them, proxies and attorneys-in-fact, with full power to represent the undersigned at the 1997 Special Meeting of Stockholders of Zycad Corporation to be held on Thursday, July 10, 1997 at 3:30 p.m., local time, at the Company's Headquarters, 47100 Bayside Parkway, Fremont, California, and at any adjournment thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side. Either of such attorneys or substitutes shall have and may exercise all of the powers of said attorneys-in-fact hereunder.

     THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR PROPOSALS 1, 2 AND 3, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

1. PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION OF THE COMPANY TO INCREASE THE NUMBER OF SHARES OF AUTHORIZED COMMON STOCK FROM 40,000,000 SHARES TO 50,000,000 SHARES.

                 / / FOR       / / AGAINST     / / ABSTAIN

2. PROPOSAL TO AUTHORIZE THE ISSUANCE OF 20% OR MORE OF THE COMPANY'S OUTSTANDING COMMON STOCK UPON CONVERSION OF THE SERIES A-1 THROUGH A-5 CONVERTIBLE PREFERRED STOCK AND RELATED STOCK WARRANTS.

                 / / FOR       / / AGAINST     / / ABSTAIN

3. PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION BY CHANGING THE NAME OF THE COMPANY TO GATEFIELD CORPORATION.

                 / / FOR       / / AGAINST     / / ABSTAIN

     AND UPON SUCH OTHER MATTER OR MATTERS WHICH MAY PROPERLY COMES BEFORE THE MEETING AND ANY ADJOURNMENT THEREOF.

/ / Mark here for address change and note below


THIS PROXY SHOULD BE DATED, SIGNED BY THE STOCKHOLDER EXACTLY AS HIS OR HER NAME APPEARS HEREIN, AND RETURNED PROMPTLY IN THE ENCLOSED ENVELOPE. PERSONS SIGNING IN A FIDUCIARY CAPACITY SHOULD SO INDICATE. IF PROXIES ARE HELD BY JOINT TENANTS OR AS COMMUNITY PROPERTY, BOTH SHOULD SIGN.

     Signature:_______________________________________   Date:________________

     Signature:_______________________________________   Date:________________